EXHIBIT 10.23
Execution Copy
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Penelope F. Roll, (“you”) and Allied Capital Corporation, a Maryland corporation (the “Company”), and will be effective for all purposes and in all respects as of January 1, 2004 (the “Effective Date”)
     WHEREAS, the Company has hired you and desires to continue your employment based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder; and
     WHEREAS, you are willing to continue your employment as Chief Financial Officer of the Company, on the condition that the Company enter into this Agreement and shall fully perform and strictly observe all of its obligations hereunder.
     NOW, THEREFORE, in consideration of your continued employment by the Company and the compensation to be paid by the Company to you in connection therewith and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, you and the Company, intending legally and equitably to be bound, hereby agree as follows:
1. Position and Responsibilities.
     (a) Position. The Company agrees to continue your employment as Chief Financial Officer throughout the Term (as defined below). You shall report directly to the Chief Executive Officer of the Company.
     (b) Responsibilities. You shall use your best efforts to further the interests of the Company, to discharge diligently your duties and responsibilities to the Company under this Agreement and to abide strictly by the policies of the Company. Subject to Section 5(b)(ii) hereof, such duties shall be rendered at the principal office of the Company or at such other places for minimal periods of time as the interests, needs, business or opportunity of the Company shall require. During the Term, you shall devote your business time, attention and energies to the Company’s business and shall not engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage, except that you may serve as a director of companies which do not directly or indirectly compete with the Company with the prior consent of the Board of Directors of the Company (the “Board”) (which consent shall not be unreasonably withheld) which companies are set forth in Exhibit A, attached hereto and made a part hereof (as such Exhibit A may also be amended from time to time by mutual agreement of you and the Board), and you may serve in charitable or philanthropic capacities or positions so long as such activities do not conflict with the corporate objectives of the Company and do not interfere with the performance of your duties hereunder. This Section 1 shall not be construed to prevent or prohibit you from managing your personal assets or investments as long as such activities do not interfere with the performance of your duties hereunder. You and the Company agree that your position is essential to the Company’s success and that the highest level of performance is required from you. You represent that you are not a party to any agreement that subjects you to any legal obligations or restrictions that would prevent you from or limit you in performing your responsibilities under this Agreement.
2. Term of Employment. Subject to the terms and conditions of this Agreement, the Company agrees to continue your employment, and you agree to remain employed by the Company, from the Effective Date until the day prior to the third anniversary of such date (the “Term”). Notwithstanding the foregoing, commencing on the Effective Date, the Term shall extend one (1) day at the end of every day during its length, and each such additional day shall, ipso facto, become part of (and incorporated within any references to) the Term, unless either party sends a written notice to the other party of such party’s desire to terminate such extensions in accordance with Section 13(a) hereof (a “Non-renewal Notice”), in which case the Termination Date (as defined in Section 5 hereof) shall be three (3) years from the date of the Non-renewal Notice unless, prior to the expiration of such three (3)-year period, your employment is terminated pursuant to Section 5(a), (b) or (c) hereof. In the event of any termination of your employment pursuant to the terms of Section 5(a), (b) or (c) hereof, the Term shall be deemed to have ended as of the applicable Termination Date.
3. Compensation.
     (a) Base Compensation. You will be entitled to receive base compensation (“Base Compensation”) during the Term. Your Base Compensation for the first year of the Term shall be at the annual rate of Five Hundred Thousand Dollars ($500,000) per year. Your Base Compensation shall be paid in equal biweekly installments, less deductions required by law. On or about February 1st of each year during the Term, the Compensation Committee of the Board (the “Compensation Committee”) will review and increase (but not decrease) your Base Compensation in an amount no less than the then-current Base Compensation multiplied by the percentage change in the Consumer Price Index (“CPI”) of the calendar year prior to the calendar year in which such increase shall take effect to January 1 of the current calendar year in which such increase shall take effect, and your annual Base Compensation for the remainder of the Term shall not be less than any such increased amount. Such review shall be in accordance with criteria to be determined in the sole discretion of the Compensation Committee after consideration of the compensation levels of executives at other similarly situated New York Stock Exchange-listed companies and appropriate consultation with you.
     (b) Bonus Compensation. On an annual basis, you shall be entitled to receive an additional cash payment (less deductions required by law) (“Bonus Compensation”) that shall be determined by the Compensation Committee, after appropriate consultation with you and after an evaluation of your contribution to the Company’s goals and objectives over the prior twelve(12)-month period. For each year of the Term, your target Bonus Compensation will be equal to fifty percent (50%) of your annualized Base Compensation for the applicable year of the Term (“Target Bonus Compensation”). No later than January 31 of the year following each year of the Term, all awards of Bonus Compensation for the prior year shall be determined by the Compensation Committee and payment of your Bonus Compensation shall be made by the Company no later than thirty (30) days after your award has been determined by the Compensation Committee. Your Bonus Compensation may exceed your Base Compensation in any year. All decisions regarding the performance criteria to be used to determine awards of Bonus Compensation and the actual amount of your annual Bonus Compensation shall be made by the Compensation Committee, after appropriate consultation with you. In the event of your termination that results in your Termination Date being a date other than December 31 of the final year of the Term, your Bonus Compensation shall be prorated for such year by multiplying your Bonus Compensation for the full year by a fraction, the numerator of which is the number of calendar days that you were employed in such final year and the denominator of which is 365.
     (c) The Company shall establish a grantor (or “rabbi”) trust for the benefit of you (the “Trust”) into which you may elect to have deposited all or a portion of any compensation paid to you under the terms of this Agreement or any other agreements between the Company and you that are referenced herein, including, without limitation, any Base Compensation or Bonus Compensation payable in cash; provided, however, that you make timely elections to have such funds deposited in the Trust in accordance with applicable Federal tax deferral rules. The Trust shall be established by the Company prior to date of the execution of this Agreement and shall contain terms substantially similar to those set forth in Exhibit B attached hereto, except that the Company may make any changes to the terms of the Trust reasonably necessary for its proper administration, including, but not limited to, changes to assure the appropriate tax consequences to you and the Company, provided such changes do not affect your rights thereunder in any materially adverse manner.
     (d) The Committee shall determine annually the amount, if any, to be paid to you as an individual performance award (the “Individual Performance Award”) in recognition of your performance and your service to the Company. The Committee shall determine the amount of the Individual Performance Award based on the criteria set forth in Exhibit C attached hereto.
4. Employee Benefits; Expenses.
     (a) During the Term, you shall be eligible for vacation and paid holidays in accordance with Company policy and to participate in Company employee benefit plans, perquisites and executive compensation programs at the highest levels that the Company provides to its senior executives, including, but not limited to, the Company’s health and dental insurance plans (which include family coverage at the Company’s sole expense), stock option plan, split dollar life insurance plan, executive long term disability plan, deferred compensation and 401(k) plans (including the Company’s agreement to (i) contribute the maximum permissible amount to your account under the Company’s 401(k) plan subject to the applicable Federal limitations and subject to the generally applicable terms and conditions of the Company’s 401(k) plan, which are subject to change at the Company’s discretion at any time, and (ii) allocate to you under the Company’s deferred compensation plan the amount necessary, if any, to provide that the sum of the amount contributed by the Company to your account under the Company’s 401(k) plan and the amount allocated to you by the Company under the Company’s deferred compensation plan shall equal five percent (5%) of the sum of your Base Compensation plus Bonus Compensation before taxes), subject to the generally applicable terms and conditions of the plan or program in question and to the determinations of the Compensation Committee administering such plan or program.

     (b) The Company shall reimburse you for all ordinary and reasonable business expenses paid by you in connection with the performance of your duties in accordance with, and subject to, the Company’s expense reimbursement policies then in effect for senior executives.
5. Termination of Employment. Subject to the provisions of Sections 7 and 8 hereof, any stock option agreement(s) entered between the Company and you pursuant to a duly authorized stock option plan of the Company (the “Stock Option Agreement(s)”), any deferred compensation agreements entered into by the Company and you pursuant to a duly authorized deferred compensation plan (the “Deferred Compensation Plan Agreement(s)”) and that certain Amended and Restated Allied Capital Corporation Split Dollar Life Insurance Agreement, dated as of October 30, 2000, by and between the Company and you (the “Split Dollar Life Insurance Agreement”), upon the effective date of termination of your employment with the Company (the “Termination Date”), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued or vested (as result of accelerated vesting or otherwise) on or before the Termination Date. Termination of your employment may occur under any of the following circumstances:
     (a) Company’s Termination of Employment. Notwithstanding the terms of Section 2 hereof, subject to the provisions of this Section 5 and Sections 7 and 8 hereof, the Company has the right to terminate your employment at any time, with or without Cause. For all purposes under this Agreement, “Cause” shall mean:
(i)	a willful failure by you substantially to perform your duties under this Agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, which failure is materially injurious to the Company and which continues on an uninterrupted basis for more than thirty (30) days after written notice by the Company to you specifying in reasonable detail your claimed failure; provided, however, that you shall have no authority to bind the Company during the thirty (30) days after written notice is delivered hereunder;

(ii)	a willful act by you, which constitutes embezzlement or criminal fraud and which is materially injurious to the Company;

(iii)	your ineligibility to serve as employee, officer or director of the Company pursuant to Section 9 of the Investment Company Act of 1940, as amended; or

(iv)	a breach by you of your duty of loyalty to the Company, which breach is materially injurious to the Company and continues unremedied for more than thirty (30) days after written notice by the Company to you specifying in reasonable detail such breach; provided, however, that you shall have no authority to bind the Company during the thirty (30) days after written notice is delivered hereunder.

No act, or failure to act, by you shall be considered “willful” if done in good faith and with a reasonable belief that the act or omission was lawful and in the Company’s best interest. If the Company terminates your employment for any reason other than for Cause or if the Company delivers a Non-renewal Notice pursuant to Section 2 hereof, you shall receive the Severance Payments in accordance with Section 7 hereof and, if applicable, Section 8 hereof. Any determination of Cause under this Agreement shall be made by a resolution duly adopted by the affirmative vote of at least two-thirds (2/3) of the members of the Board (not including you if you are a member of the Board) at a meeting of the Board called and held for that purpose; provided, that you shall have been given written notice of such meeting in accordance with Section 13(a) hereof at least ten (10) business days prior to the meeting and shall have been given the opportunity to be heard by the Board before any such resolution is passed. Any failure by the Company to follow the procedures set forth in this Section 5(a) in connection with a termination of your employment shall result in such termination being deemed to be a termination by the Company without Cause under this Agreement.
     (b) Your Termination of Employment. Notwithstanding the terms of Section 2 hereof, you have the right to terminate your employment with the Company at any time for any reason. If you terminate your employment (other than (x) for Good Reason (as defined herein) or (y) due to your death or Disability), you will not be entitled to any Severance Payments. “Good Reason” shall mean that, within the sixty (60) days prior to your notice of termination (or, with respect to clause (v) of this Section 5(b) only, the twenty-four (24) months after a Change of Control):
(i)	you have been assigned duties that are materially inconsistent with your position or have been given instructions that, if implemented by you, would result in a breach of your fiduciary duties to the Company, which inconsistent assigned duties or instructions shall have remained uncorrected for a period of thirty (30) days after written notice by you to the Company specifying in reasonable detail your dispute with such assigned duties or instructions;

(ii)	your office has been relocated to a location more than fifteen (15) miles from your current office;

(iii)	you are demoted from the position of Chief Financial Officer;

(iv)	you cease to be nominated to continue as a member of the Board;

(v)	a Change of Control (as defined in Section 6 hereof) has occurred;

(vi)	the Company breaches any of its obligations to you under Section 3 or 4 of this Agreement or breaches any material obligation under any other agreement between the Company and you, including, but not limited to, that certain Indemnification Agreement, dated as of even date herewith, by and between the Company and you in the form attached hereto as Exhibit D (the “Indemnification Agreement”), which breach continues for more than thirty (30) days after written notice by you to the Company specifying in reasonable detail such breach;
(vii)	the Company fails to maintain its directors’ and officers’ liability insurance policy(ies) at levels commensurate with the Company’s past practices and in accordance with standard industry practice for New York Stock Exchange-listed companies of the same or similar type and with similar risk factors as the Company, which failure continues for more than thirty (30) days after written notice by you to the Company;

(viii)	your Base Compensation or the percentage of your Target Bonus Compensation in relation to your Base Salary shall have been reduced or the criteria for determining Individual Performance Awards, which criteria are set forth in Exhibit C attached hereto, are materially modified; or

(ix)	William L. Walton ceases to be Chairman of the Board and Chief Executive Officer of the Company other than due to his death or Disability.
Your continued employment after an event constituting Good Reason shall not constitute your consent to, or a waiver by you of your rights with respect to, any circumstance constituting Good Reason, unless you fail to give notice of your termination for Good Reason within the time limits set forth above.
     (c) Death or Disability. Notwithstanding the terms of Section 2 hereof, your employment shall be deemed to have been terminated by you upon your (i) death or (ii) inability to perform your duties under this Agreement due to your physical or mental illness or impairment, even with reasonable accommodation, for more than twenty-six (26) substantially consecutive weeks in any twelve (12)-month period (“Disability”). For purposes of this Section 5(c), the Termination Date will be the date of your death or on the date after the substantially consecutive 26th week that you receive notice of Disability, as applicable.
     (d) Notice of Termination.
(i)	You agree to provide the Company thirty (30) days’ prior written notice of any termination by you. The Company may, in its sole discretion, select any date prior to the end of such thirty (30)-day notice period as the Termination Date.

(ii)	The Company agrees to provide thirty (30) days’ prior written notice of its intention to terminate this Agreement without Cause pursuant to this Section 5 and, unless otherwise agreed to by the parties, the Termination Date shall become effective on the date that is thirty (30) days after such notice. In the event that the Board undertakes a determination of whether Cause exists pursuant to Section 5(a) hereof, the Company shall send written notice to you no later than one (1) business day after the Board passes a resolution finding that

Cause exists in accordance therewith and the Termination Date shall become effective on the date that such resolution is passed by the Board.
6. Change of Control. “Change of Control” shall mean the occurrence of any of the following events after the Effective Date of this Agreement:
     (a) the sale or other disposition of all or substantially all of the Company’s assets;
     (b) the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or of record, as a result of a merger, consolidation or otherwise, of securities of the Company representing fifteen percent (15%) or more of the aggregate voting power of the Company’s then-outstanding Common Stock by any “person” (within the meaning of Sections 13(d) and 14(d) of the 1934 Act), including, but not limited to, any corporation or group of persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan; or
     (c) The individuals who were members of the Board as of the Effective Date (the “Incumbent Board”) cease to constitute at least two-thirds (2/3 ) of the Board; provided, however, that any director appointed by at least two-thirds (2/3 ) of the then Incumbent Board or nominated by at least two-thirds (2/3 ) of the Nominating Committee of the Board (a majority of the members of the Nominating Committee shall be the then Incumbent Board or appointees thereof), other than any director appointed or nominated in connection with, or as a result of, a threatened or actual proxy or control contest, shall be deemed to constitute a member of the Incumbent Board.
7. Severance Payments. If, during the Term, the Company terminates your employment for any reason other than Cause, or you terminate your employment for Good Reason, or your employment is terminated due to your death or Disability, or either party sends a Non-renewal Notice pursuant to Section 2 hereof, you shall be entitled to receive the applicable payments and benefit coverage described in this Section 7 (the “Severance Payments”); subject to your delivery of a release in the form attached hereto as Exhibit E (the “Release”) within forty-five (45) days after your Termination Date.
     (a) If, during the Term, the Company terminates your employment for any reason (other than Cause or as a result of a Non-renewal Notice pursuant to Section 2 hereof) or you terminate your employment for Good Reason, you shall be entitled to receive the sum of:
(i)	an amount (less deductions required by law) equal to three times (3x) the average of the sum of (A) your Base Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years), plus (B) your Bonus Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years); plus

(ii)	an amount (less deductions required by law) equal to One Million Five Hundred Thousand Dollars ($1,500,000).
The Company shall pay the amounts set forth in this Section 7(a) as follows: (x) seventy-five percent (75%) of such amounts shall be paid in a lump sum on the later of (A) thirty (30) days following your Termination Date or (B) ten (10) days after you deliver to the Company the Release, regardless of whether the Company has signed the Release and (y) the remaining twenty-five percent (25%) of such amounts shall be paid on the second (2nd) anniversary of your Termination Date.
     (b) If your employment terminates as a result of your death or Disability or either party has sent a Non-renewal Notice pursuant to Section 2 hereof and this Agreement has not otherwise been terminated pursuant to any other provision hereof prior to the three (3)-year period after the date of any such Non-renewal Notice, you or your beneficiary, personal or legal representatives or estate, as the case may be, shall be entitled to receive the sum of:
(i)	an amount (less deductions required by law) equal to one times (1x) the average of the sum of (A) your Base Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years), plus (B) your Bonus Compensation for the last three (3) fiscal years of the Company (as reflected on the Company’s books for such fiscal years); plus

(ii)	an amount (less deductions required by law) equal to One Million Five Hundred Thousand Dollars ($1,500,000).
Notwithstanding the foregoing, in the event that a Non-renewal Notice has been given by the Company prior to your death or Disability, in lieu of the one times (1x) multiple contained in Sections 7(b)(i) hereof, the multiple shall be the remaining number of years between the date of your death or Disability and the third anniversary of the date of the Non-renewal Notice, but in no event less than one (1) year. The Company shall pay the amounts set forth in this Section 7(b) as follows: (x) seventy-five percent (75%) of such amounts shall be paid in a lump sum no later than sixty (60) days following your Termination Date or, in the event of termination due to your Disability, on the later of (A) sixty (60) days following your Termination Date or (B) ten (10) days after you (or in the event of your death, your personal or legal representative) deliver to the Company the Release, regardless of whether the Company has signed the Release and (y) the remaining twenty-five percent (25%) of such amounts shall be paid on the first (1st) anniversary of your Termination Date; provided, however, that one hundred percent (100%) of such amounts shall be paid to your personal or legal representatives or your estate in accordance with time periods set forth herein if your employment is terminated due to your death.
     (c) Benefits. Provided that you and your eligible family members make a timely election to continue your health and dental insurance benefits under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations issued thereunder (“COBRA”), the Company will pay your COBRA premiums for the maximum period of continuation coverage provided under COBRA, and pay the full cost for substantially equivalent health and dental insurance benefits for six (6) months after such maximum continuation coverage period expires. These payments will be made directly to the insurance carrier beginning on the first pay period following your Termination Date. In addition, in the event that the Company terminates your employment without Cause, or you terminate your employment for Good Reason or your employment terminates due to your death or Disability, or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party, you (or your personal or legal representatives) shall receive the benefits (including, but not limited to, family health and dental insurance coverage at the sole expense of the Company, stock option plan, split dollar life insurance plan, executive long term disability plan, deferred compensation and 401(k) plans (including the Company’s agreement to (i) contribute the maximum permissible amount to your account under the Company’s 401(k) plan subject to the applicable Federal limitations and subject to the generally applicable terms and conditions of the Company’s 401(k) plan, which are subject to change at the Company’s discretion at any time, and (ii) allocate to you under the Company’s deferred compensation plan the amount necessary, if any, to provide that the sum of the amount contributed by the Company to your account under the Company’s 401(k) plan and the amount allocated to you by the Company under the Company’s deferred compensation plan shall equal five percent (5%) of the sum of your Base Compensation plus Bonus Compensation before taxes)) and other perquisites set forth in Section 4(a) hereof (except to the extent that any such benefits are duplicative of the health and dental insurance coverage set forth in the preceding sentence) for a period of one (1) year after the Termination Date.
     (d) No Mitigation. You shall not be required to mitigate the amount of any payment or benefits contemplated by this Section 7, nor shall any such payment or benefits be reduced by any earnings that you may receive from any other source.
8. Tax Equalization Payment.
     In addition to the amounts payable under Section 7 hereof, the Company shall pay you a tax equalization payment (“Tax Equalization Payment”) in accordance with this Section 8. The Tax Equalization Payment shall be in an amount that, when added to the other amounts payable to you under Section 7 and any other amounts to which you are entitled pursuant to the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s) and the Split Dollar Life Insurance Agreement, will place you in the same after-tax position as if all taxes payable on such amounts by you, including, without limitation, Federal and state income and employment-related taxes and payments (assuming the highest marginal Federal and state income tax rates then applicable to you) and any excise taxes payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor statute of similar import, did not apply to any of the amounts payable under Section 7 and under and pursuant to the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s) and the Split Dollar Life Insurance Agreement (including any amounts paid under this Section 8). The amount of this Tax Equalization Payment shall be determined by the Company’s independent accountants and shall be remitted to the applicable Federal, state and local tax jurisdictions.

9. Confidential Information and Non-Disparagement.
     (a) You shall not disclose or use any confidential information (“Confidential Information”) (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. Confidential Information shall include, without limitation, information regarding the Company’s, its customers’ or its business partners’ trade secrets and
•	any information about existing and prospective investments;

•	financing information and sources;

•	patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

•	financial information;

•	financial projections and pro forma financial information;

•	sales and marketing strategies, plans and programs and product development information;

•	employees’ and consultants’ benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers;

•	organizational structure and reporting relationships; and

•	business plans.
Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you (including, but not limited to, any and all information contained in any public filing pursuant to Federal or state securities laws) shall not be considered Confidential Information as of the date it enters the public domain. In addition, notwithstanding the foregoing, any information, including, but not limited to, financing information and sources, which is generally known within the financial industry will not be considered Confidential Information. If you are uncertain whether something is Confidential Information, you should treat it as Confidential Information until you receive clarification from the Company that it is not Confidential Information. Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:
(i)	as authorized and necessary in performing your responsibilities under this Agreement during your employment with the Company;

(ii)	with the Board’s prior written consent;

(iii)	in a legal proceeding between you and the Company to establish the rights of either party under this Agreement; provided, that you stipulate to a protective order to prevent any unnecessary use or disclosure; or
(iv)	subject to a compulsory legal process that requires disclosure of such information; provided, that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.
Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within two (2) business days after such receipt or as soon thereafter as is reasonably practicable. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process (“Latest Possible Date”), unless otherwise agreed to by a duly authorized representative of the Company, which person need not be the Chairman of the Compensation Committee. If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures, until such objections are withdrawn or ruled on or unless you are otherwise required to make such disclosure.
You hereby acknowledge that any breach of this Section 9(a) may cause the Company irreparable harm.
     (b) Non-Disparagement. During the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any director, officer or employee of the Company; provided, however, that this Section shall not prohibit you from making a good faith assessment of the person’s performance of his or her duties for the Company and where such assessment is necessary to fulfill your duties to the Company. After the Term, neither of the parties shall in any way, manner or form, directly or indirectly, disparage or defame the other party and, in your case, any directors, officers or employees of the Company.
10. Non-Solicitation.
     (a) Commencing on the Effective Date and continuing for a period of two (2) years after the Termination Date (if the Company terminates your employment with or without Cause or you terminate your employment with or without Good Reason) or (ii) one (1) year after the Termination Date (if your employment terminates due to your Disability or the Term expires in accordance with this Agreement after the delivery of a Non-renewal Notice by either party) (“Restricted Period”), you will not, directly or indirectly, individually or as a part of or on behalf of any other person, company, employer or other entity:
(i)	hire or attempt to solicit for hire (other than on behalf of the Company), any person who is employed by the Company within six (6) months prior to such action until at least six (6) months after the person’s employment with the Company ends (“Covered Employee”); or

(ii)	solicit, encourage or attempt to persuade any consultant, vendor, client or customer to terminate or adversely modify its existing relationship with the Company, except during the Term where you are authorized to do so and have a reasonable good faith belief that such termination or modification is in the best interests of the Company.
     (b) If, during the Restricted Period, any Covered Employee accepts employment with any person, company, employer or other entity of which you are an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venturer, it will be presumed that the Covered Employee was hired in violation of this provision (“Presumption”). This Presumption may be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Employee to leave employment with the Company.
     (c) You agree to notify any person or entity to which you provide services during the Restricted Period of the terms of your obligations, if any, under this Section 10. The parties agree that any breach of this Section 10 will entitle the Company to an injunction without bond enforcing this Section 10 or for breaching Section 10(a) the Company shall be entitled to liquidated damages equal to the amount of the annual total compensation of any person solicited or hired in breach of Section 10(a). The parties are agreeing to liquidated damages as an option to actual damages in recognition that the Company’s employees are among its most valuable assets, but it is often difficult to prove the actual damages resulting from such breach.
11. Indemnification.
     Commencing on the Effective Date and at all times thereafter, you shall be indemnified by the Company pursuant to the Indemnification Agreement. You shall be a beneficiary of a commercially available directors’ and officers’ liability insurance policy maintained by the Company, on terms and conditions deemed appropriate by the Board, with the advice of counsel, as long as you remain an officer or director and any periods thereafter for acts relating to the period of time in which you served as an officer and/or director.
12. Return of Property.
     Upon termination of your employment with the Company for any reason, you agree to return to the Company or destroy (pursuant to the Company’s instructions) all property belonging to the Company in your possession within not more than thirty (30) days. This includes without limitation all equipment, materials, credit cards and all documents and other information prepared by you or on your behalf or provided to you in connection with performing your responsibilities as set forth in Section 1(b) of this Agreement, regardless of the form in which such documents or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby agree that you will not retain in any written, printed or electronic or similar form any such document or other information or copies thereof; provided, however that you may retain a copy of this

Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan.
13. Miscellaneous Provisions.
     (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent via nationally recognized overnight delivery service, with acknowledgement of receipt requested, to:
Chairman of the Compensation Committee
Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Suite 300
Washington, D.C. 20006

cc:	Sally D. Garr, Esq. Patton Boggs LLP 2550 M Street, N.W. Washington, D.C. 20037
Any notice or other information to be provided to you will be sent via nationally recognized overnight delivery service, with acknowledgement of receipt requested, to:
Penelope F. Roll
3721 Pony Ridge Way
Oakton, Virginia 22124

cc:	Stefan F. Tucker, Esq. Venable LLP 575 7th Street, N.W. Washington, D.C. 20004
Documents sent via nationally recognized overnight delivery service will be deemed received on the next business day following the day sent. The parties agree to provide notice of any change of address.
     (b) Dispute Resolution. You and the Company agree that arbitration in accordance with the Federal Arbitration Act (“FAA”) and the Dispute Resolution Procedures set forth in Attachment A to this Agreement shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to your employment or this Agreement, except (i) for workers’ compensation and unemployment claims; (ii) when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, (iii) disputes relating to Sections 9 and 10 of this Agreement or (iv) disputes relating to the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s), the Split Dollar Life Insurance Agreement and the Indemnification Agreement. Injunctive relief may be sought only from any court of competent jurisdiction located in the State of Maryland and you consent to personal jurisdiction in such court.

     (c) Company Claims; Prevailing Party. In the event that the Company alleges that you breached any of your covenants contained in Sections 9, 10 and/or 12 hereof, the Company agrees that it shall not offset or suspend any of its severance obligations pursuant to Section 7 hereof or its obligations to make payments pursuant to Section 8 hereof, but instead shall be required to maintain a separate action for damages relating to any such alleged breach. Subject to the provisions of Section 13(b) hereof, the prevailing party in any dispute brought under this Agreement shall be entitled to receive his or its attorneys’ fees and related costs associated with resolving such dispute.
     (d) Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supersede all prior agreements and understandings between you and the Company, except for the Stock Option Agreement(s), the Deferred Compensation Plan Agreement(s), the Split Dollar Life Insurance Agreement, the Indemnification Agreement, and the terms and provisions of any employee benefit plans of the Company in which you are a participant. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Chairman of the Compensation Committee for the Company. No failure by either party to declare a default due to any breach of any obligation under this Agreement by the other, nor failure by either party to act quickly with regard thereto, shall be considered to be a waiver of any such obligation, or of any future breach. This Agreement shall be interpreted, enforced and governed by the laws of the State of Maryland, without regard to its choice-of-law or conflict-of-laws principles. This Agreement shall be binding on the Company and its successors and assigns and on you, your heirs and personal or legal representatives. Notwithstanding anything to the contrary contained herein, this Agreement will continue in effect until all obligations under it are fulfilled. Neither party may assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect, and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement. The parties further certify that they fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.
     IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, effective as of the date and year set forth above.

ALLIED CAPITAL CORPORATION

By:
PENELOPE F. ROLL		John I. Leahy
Compensation Committee Chair

Attachment A
DISPUTE RESOLUTION PROCEDURES
The parties agree to make a good faith effort to resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:
(i)	The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

(ii)	If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

(iii)	If the mediation does not resolve the dispute to the satisfaction of each of the parties and either party wishes to pursue the issue, such party shall request arbitration of the dispute by giving written notice to the other party within 30 days after the mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators from the American Arbitration Association and the arbitrator selected shall be the last arbitrator remaining after each of the parties has alternately struck the name of one arbitrator, beginning with the party who did not initiate the arbitration proceeding. The arbitration will be conducted consistent with the American Arbitration Association’s National Rules for Resolution of Employment Disputes (“Rules”) that are in effect at the time of the arbitration. If there is any conflict between those Rules and the terms of the Employment Agreement (the “Agreement”), including all attachments thereto, the Agreement will govern. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator’s findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be provided for by and consistent with the laws of the State of Maryland and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator’s fee.

(iv)	Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except that injunctive relief may be sought from any court of competent jurisdiction located in the State of Maryland when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, including for any claims concerning an alleged breach of Section 9, 10 or 12 of the Agreement or other misuse of Confidential Information.
The Company and you acknowledge and agree that, to the extent that the parties dispute whether Cause or Good Reason exists under the Agreement or any other matter relating to your termination, the foregoing procedures shall in no way affect or delay the Company’s or your right to terminate your employment for any reason.